                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           UNISOURCE WORLDWIDE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                           UNISOURCE WORLDWIDE, INC.

                  [Logo of Unisource Worldwide Appears Here]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 27, 1999

                               ----------------

To the Stockholders of Unisource Worldwide, Inc. ("Unisource" or the
"Company"):

  You are invited to be present either in person or by proxy at the annual meeting of stockholders of Unisource to be held on January 27, 1999, at 10:00 a.m. (EST), at the Company's principal executive offices located at 1100 Cassatt Road, Berwyn, Pennsylvania, 19312 to consider and act upon the following proposals:

    1. To elect three Class II directors to serve for a term expiring at the 2002 annual meeting of stockholders and until their respective successors are elected and qualified; and

    2. To transact such other business as may properly come before the meeting.

  Stockholders of Unisource of record at the close of business on December 1, 1998 are entitled to vote at the annual meeting and any adjournments thereof. All stockholders are urged to attend the meeting or to vote by proxy.

  If you do not expect to attend the meeting in person, please sign and return the accompanying proxy in the enclosed postage prepaid envelope. If you later find that you can be present or for any other reason desire to revoke your proxy, you can do so at any time before the voting by giving notice to the Secretary of the Company.

                                          Sincerely,
                                          Ray B. Mundt
                                          Chairman and Chief Executive Officer

Berwyn, Pennsylvania
December 8, 1998

                           UNISOURCE WORLDWIDE, INC.
                               1100 Cassatt Road
                                 P.O. Box 3000
                          Berwyn, Pennsylvania 19312

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Unisource Worldwide, Inc. ("Unisource" or the "Company") of proxies to be voted at its annual meeting of stockholders on January 27, 1999 (the "Annual Meeting") and all adjournments thereof. This proxy statement and accompanying proxy card will first be mailed to stockholders on or about December 14, 1998.

  Only holders of record of Unisource common stock ("Common Stock") at the close of business on December 1, 1998 will be entitled to vote. On that date, there were 70,227,471 shares of common stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote.

                      NOMINEES FOR ELECTION AS DIRECTORS

  The Company's Board of Directors currently consists of eight directors. The Board of Directors is divided into three classes with the terms of office of the respective classes ending in successive years. There are three directors in Class I for which the term in office expires at the 2001 annual meeting of stockholders. There are three directors in Class II for which the term in office expires at the upcoming Annual Meeting. There are two directors in Class III for which the term in office expires at the 2000 annual meeting of stockholders.

  The stockholders are being asked to vote on the election of three Class II directors to serve as directors until the 2002 annual meeting of stockholders and until their respective successors are duly elected and qualified. The other five directors shall continue to serve as described above. The Board of Directors has nominated Messrs. Gary L. Countryman, Paul J. Darling, II and Dana G. Mead for election as the Class II Directors.

  Set forth below are the age and certain other information regarding each nominee and each director continuing in office, including a description of his positions and offices with the Company, if any; a brief description of his principal occupation and business experience during at least the last five years; and directorship positions presently held by him in certain other organizations. All of the directors first became members of the Board of Directors on January 1, 1997, except Messrs. Countryman and Kelly. Mr. Countryman joined the Board in July, 1998, and Mr. Kelly joined the Board in November, 1997.

                       PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE
        NAME                                YEARS                           AGE
        ----           ------------------------------------------------     ---
 CLASS I DIRECTORS:
 James J. Forese... President and Chief Executive Officer, IKON Office       62
                     Solutions, Inc. (f/k/a Alco Standard Corporation,
                     hereafter "IKON" or "Alco") (July, 1998-present);
                     Executive Vice President and President,
                     International Operations, IKON (1997-June, 1998);
                     Executive Vice President and Chief Operating
                     Officer, Alco (1996-1997); General Manager, IBM
                     Customer Financing, and Chairman, IBM Credit
                     Corporation (1993-1995); IBM Vice President, Finance
                     (1990-1993); Also serves as a director of IKON
                     Office Solutions, Inc., American Management Systems,
                     Inc. and NUI Corporation.
 James P. Kelly . . Chairman and Chief Executive Officer (1997-Present),     55
                     Vice Chairman (1996-1997), Senior Vice President and
                     Chief Operating Officer (1992-1996), and Senior Vice
                     President and National Relations Group Manager
                     (1988-1992), United Parcel Service (UPS). Also
                     serves as a director of UPS.
 Rogelio G. Sada... Member, Mexican National Congress (1997-Present);        63
                     Private investor; Mayor, San Pedro, N.L., Mexico
                     (1992-1994); President and Chief Executive Officer,
                     VITRO, a glass and glass-related products
                     manufacturer in Mexico (1972-1985).

                        PRINCIPAL OCCUPATION OR EMPLOYMENT FOR PAST FIVE
         NAME                                YEARS                          AGE
         ----           ------------------------------------------------    ---
 CLASS II DIRECTORS:
 Gary L. Countryman.. Chairman of the Board, Liberty Mutual Insurance and    59
                       Liberty Mutual Fire Insurance Company (1998-
                       Present); Chairman and Chief Executive Officer,
                       Liberty Mutual Insurance Company and Liberty
                       Mutual Fire Insurance Company (1992-1998);
                       Chairman of the Board, President and Chief
                       Executive Officer, Liberty Mutual Insurance
                       Company and Liberty Mutual Fire Insurance Company
                       (1991-1992). Also serves as a director of Bank
                       Boston Corporation, Boston Edison and Harcourt
                       General, Inc.
 Paul J. Darling, II. Chairman, President and Chief Executive Officer,       60
                       Corey Steel Company (1984-Present). Also serves as
                       a director of Liberty Mutual Insurance Company,
                       Liberty Mutual Fire Insurance Company and Liberty
                       Financial Companies, Inc.
 Dana G. Mead........ Chairman and Chief Executive Officer (1994-            62
                       Present), President and Chief Operating Officer
                       (1992-1994), and director (1992-Present), Tenneco,
                       Inc.; Executive Vice President (1989-1992), Senior
                       Vice President (1986-1989), International Paper
                       Company. Also serves as a director of Zurich
                       Allied, Zurich Insurance Company, Pfizer, Inc.,
                       Newport News Shipbuilding, Inc., and Textron, Inc.
 CLASS III DIRECTORS:
 Ray B. Mundt........ Chairman and Chief Executive Officer (1996-            70
                       Present), Unisource; Director (1971-1996),
                       Chairman (1986-1995), Chief Executive Officer
                       (1980-1993) and President (1974-1988), Alco. Also
                       serves as a director of Liberty Mutual Insurance
                       Company, Liberty Mutual Fire Insurance Company and
                       Liberty Financial Companies, Inc.
 James W. Stratton... President, Stratton Management Company (1972-          61
                       Present); Chairman and director (1993-Present),
                       Stratton Small-Cap Yield Fund; Chairman (1993-
                       Present) and director (1981-1993), Stratton
                       Monthly Dividend REIT Shares; Chairman and
                       director (1972-Present), Stratton Growth Fund; and
                       Chairman and director (1997-Present), Stratton
                       Special Value Fund. Also serves as a director of
                       UGI Corporation, Amerigas Propane and Teleflex.

                COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

  During fiscal 1998, there were three standing committees of the Board of Directors, the Audit Committee, the Human Resources Committee, and the Investment Committee. The Unisource Board does not currently have a separate Nominating Committee, because such functions are performed by the Human Resources Committee.

  The Audit Committee (Messrs. Darling (Chairman), Countryman and Forese) met four times during the fiscal year ended September 30, 1998. The Audit Committee approves the selection of independent accountants; reviews auditing and financial accounting and reporting matters, the adequacy of internal accounting controls and asset security, audit fees and expenses; counsels regarding auditing, financial, accounting and reporting matters; and oversees conflicts of interest policy matters.

  The Human Resources Committee (Messrs. Mead (Chairman), Kelly, Sada and Stratton) met four times during the fiscal year ended September 30, 1998. The Human Resources Committee reviews and recommends compensation of officers and directors; administers incentive compensation and stock option plans; and counsels regarding compensation of other key employees, management development and succession, and major personnel matters.

  The Investment Committee (Messrs. Stratton (Chairman) and Forese) met three times during the fiscal year ended September 30, 1998. The Investment Committee reviews and establishes the investment policy for the trust funds under Unisource's defined benefit plans; selects and monitors the performance of the investment managers for such trust funds; and oversees the investment and performance of all other funds under Unisource's Retirement Savings Plan, all of Unisource's other defined contribution plans, and all other plans or funds maintained by the Company from time to time, such as the Company's Long-term Disability Plan.

  During the fiscal year, the Board of Directors met nine times. Each director attended at least 75% of the total number of the meetings of the Board of Directors which were held while he was a member of the Board. Each Director attended at least 75% of the total number of meetings of all committees on which he served, except Mr. Forese who attended two of the three meetings of the Investment Committee.

  SECURITY OWNERSHIP OF UNISOURCE COMMON STOCK BY CERTAIN BENEFICIAL OWNERS,
                 DIRECTORS AND EXECUTIVE OFFICERS OF UNISOURCE

  The table below sets forth the shares of Common Stock of Unisource that were beneficially owned (as determined by rules of the Securities and Exchange Commission) by: (i) each director of Unisource; (ii) each executive officer named in the summary compensation table set forth herein (a "Named Executive Officer"); and (iii) the directors and executive officers of Unisource, as a group. There are no persons known to the Company to own beneficially more than five percent of the outstanding shares of Unisource Common Stock. The ownership information presented below with respect to all persons is based on record ownership of Unisource Common Stock at November 16, 1998.

                                                         NUMBER OF
                                            NUMBER OF      SHARES   PERCENTAGE OF
                                              SHARES     ACQUIRABLE  OUTSTANDING
                                           BENEFICIALLY  WITHIN 60    UNISOURCE
                                             OWNED(1)     DAYS(2)   COMMON STOCK
                                           ------------  ---------- -------------
DIRECTORS AND EXECUTIVE OFFICERS:
Richard H. Bogan.........................     63,527       10,050          *
Gary L. Countryman.......................        414        1,500          *
Paul J. Darling, II......................      6,703       11,260          *
Thomas A. Decker.........................     62,906(3)    10,050          *
James J. Forese..........................     41,153       10,685          *
James P. Kelly...........................      1,675        5,606          *
Dana G. Mead.............................     22,831       11,260          *
Hugh G. Moulton..........................    204,633(4)    82,608          *
Ray B. Mundt.............................    255,116(5)    44,218          *
Rogelio G. Sada..........................     15,992      109,711          *
James W. Stratton........................     10,189       41,784          *
Charles F. White.........................    160,988       95,969          *
All directors and executive officers as a
 group (16 persons)......................    932,161(6)   454,010       1.96%

--------
*  Less than one percent.
(1) Includes securities (or equivalents thereof) held under the Unisource Retirement Savings Plan, securities awarded under the Unisource Incentive Compensation Plan (which are subject to performance-based vesting conditions), securities purchased with matching contributions under the Partners' Stock Purchase Plan (which are subject to certain service-based vesting requirements), securities awarded under the Restricted Stock Plan for Directors, and where applicable, securities owned by spouses and minor children of the persons identified herein.
(2) Includes shares which may be acquired within sixty days of November 16, 1998 through the exercise of stock options.
(3) Includes 8,000 shares owned by family members, the beneficial ownership of which Mr. Decker disclaims.

(4) Includes 6,400 shares owned by family members, the beneficial ownership of which Mr. Moulton disclaims.
(5) Includes 39,257 shares owned by family members, the beneficial ownership of which Mr. Mundt disclaims.
(6) Includes 53,657 shares owned by family members of directors and executive officers, the beneficial ownership of which is disclaimed.

  As of September 30, 1998, Unisource employees, through direct ownership or employee benefit plans, owned approximately 10.15% of the outstanding shares of Unisource Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  The following table shows, for the fiscal years indicated, the compensation awarded to, earned by or paid to the Unisource Chief Executive Officer and the four most highly compensated executive officers of Unisource other than the Unisource Chief Executive Officer who were serving at September 30, 1998. During the periods listed below, except as noted in the table footnotes, all cash compensation was paid by Unisource.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM COMPENSATION
                                                          -----------------------------------------
                                   ANNUAL COMPENSATION              AWARDS              PAYOUTS
                                ------------------------- -------------------------- --------------
                                                           RESTRICTED   SECURITIES   CANCELLATIONS/  ALL OTHER
   NAME AND PRINCIPAL    FISCAL                              STOCK      UNDERLYING      PAYOUTS     COMPENSATION
      POSITION (1)        YEAR  SALARY ($)(2) BONUS($)(3) AWARDS($)(4) OPTIONS(#)(5)     ($)(6)        ($)(7)
   ------------------    ------ ------------- ----------- ------------ ------------- -------------- ------------
Ray B. Mundt............  1998    $ 850,000     $   --      $    --           --       $     --      $  57,502
 Chairman and Chief       1997      850,000         --           --       205,818            --         64,252
 Executive Officer        1996      141,667         --           --           --             --        539,916
Charles F. White........  1998      500,000                  396,875        1,000            --        203,978
 President and Chief      1997      400,000         --       636,875      154,448      (169,688)        37,588
 Operating Officer        1996      254,175         --           --           --        155,760         59,076
Richard H. Bogan........
 Senior Vice President    1998      300,000     150,000      158,750      100,250            --        216,927
 and Chief Financial      1997       30,769         --       186,875       50,000            --            --
 Officer                  1996          --          --           --           --             --            --
Thomas A. Decker........  1998      300,000         --       158,750      100,250            --         18,605
 Senior Vice President,   1997      183,333      91,667      356,563       50,000       (169,688)        5,988
 General Counsel and      1996          --          --           --           --             --             --
 Secretary
Hugh G. Moulton ........  1998      250,000         --       158,750          --             --         27,608
 Executive Vice Presi-    1997      250,000         --       356,563      192,763      (169,688)        73,748
 dent and Chief Adminis-  1996      250,000     250,000          --           --         453,414        98,211
 trative Officer

--------
(1) At all times during fiscal 1998, Mr. White was President. He has resigned as President, but has agreed to remain with the Company through December 31, 1998. At all times during fiscal 1998, Mr. Bogan was the Senior Vice President and Chief Financial Officer. Effective November 1, 1998, Mr. Bogan was appointed President and Chief Financial Officer. At all times during fiscal 1996, Mr. Moulton served as Executive Vice President of Alco, and continued in that capacity until January 1, 1997, at which time he assumed the position shown above. Mr. Moulton's cash compensation prior to January 1, 1997 was paid by Alco.
(2) For Mr. Mundt, the amount reflected for 1996 is salary paid during fiscal 1996. Mr. Mundt assumed his current responsibilities as Chairman and Chief Executive Officer of Unisource on August 1, 1996. For Mr. Bogan, the amount reflected for 1997 is salary paid to Mr. Bogan during fiscal 1997, beginning August 1, 1997, the date on which Mr. Bogan's employment with Unisource commenced. For Mr. Decker, the amount reflected for 1997 is salary paid to Mr. Decker during fiscal 1997, beginning January 30, 1997, the date on which Mr. Decker's employment with Unisource commenced.
(3) Mr. Bogan's bonus for 1998 was based upon the terms of his employment under which he became entitled to a minimum bonus of 50% of salary paid in fiscal 1998. Mr. Decker's bonus for 1997 was based upon the terms of his employment under which he became entitled to a minimum bonus of 50% of salary paid in fiscal 1997.

(4) Represents the aggregate value as of the date of grant of outstanding shares awarded under Unisource's Incentive Compensation Plan, which awards are subject to certain employment and performance-based vesting conditions. The awards granted in fiscal 1998 are subject to conditions based upon the Company's performance during the three fiscal year period of 1998-2000. The awards granted in 1997 are subject to conditions based upon the Company's performance in fiscal years 1997, 1998, and 1999. For the awards made in 1997, threshold performance for the fiscal years ended September 30, 1997 and September 30, 1998 was not achieved and the shares previously awarded for these plan periods were canceled. The value as of September 30, 1998 of the remaining awards granted in fiscal 1997 for the Named Executive Officers is as follows: $165,625 for Mr. White and $66,250 for each of Messrs. Bogan, Decker and Moulton.
(5) Prior to December 31, 1996, Unisource was a wholly-owned subsidiary of Alco. Effective December 31, 1996, one share of Unisource Common Stock was distributed to holders of Alco common stock for every two shares of Alco common stock owned at the established record date (the "Spin-off"). As a result of the Spin-off, Unisource became a separate public company. For Messrs. Mundt, White, and Moulton for 1997, amounts include the following options granted in exchange for Alco options in connection with the Spin-off: Mr. Mundt, 3,818 shares; Mr. White, 143,948 shares; and Mr. Moulton, 167,763 shares. Messrs. Bogan and Decker were not employed by Unisource prior to the Spin-off and therefore did not participate in the option exchange program.
(6) The amounts for 1997 represent the aggregate value as of the date of grant of the restricted stock awards previously granted in fiscal 1997 (as set forth in the "Restricted Stock Award" column) which were canceled because the performance-based vesting conditions were not met. The amounts for Messrs. White and Moulton for 1996 represent LTIP payouts based upon Alco's performance for the 1994-1996 plan period that were paid by Alco in October 1996, in the form of Alco common stock based on fair market value on September 30, 1996, the last day of the plan period.
(7) Amounts reflected for 1998 and 1997 include Unisource's matching contributions under the Unisource Retirement Savings Plan and Partners' Stock Purchase Plan, a portion of which may be subject to certain vesting requirements, and dividends paid on unvested Partners' Stock Purchase Plan shares. The amount for Mr. White for 1998 also includes relocation expenses of $165,868 paid to Mr. White under the terms of his employment. The amount for Mr. Bogan for 1998 also includes a relocation allowance of $200,000 paid to Mr. Bogan under the terms of his employment. The amounts reflected for Messrs. White and Moulton for 1997 also include above-market interest earned on deferred compensation in the amounts of $4,700 and $1,917, respectively. The amount reflected for 1996 with respect to Mr. Mundt includes retirement income paid pursuant to Alco's pension plans ($315,618), consulting income ($200,000) and certain compensation described in the next sentence. For Messrs. Mundt, White and Moulton amounts for 1996 include the value of shares of Alco common stock purchased with matching contributions under Alco's stock purchase plans, calculated as of the date of purchase, as follows: $24,298, $54,343 and $71,727; the remaining amounts for Messrs. White and Moulton for 1996 represent above-market interest earned on deferred compensation.

OPTION GRANTS

  The following table shows option grants to the Named Executive Officers during the 1998 fiscal year.

                     OPTION GRANTS IN LAST FISCAL YEAR(1)

                             NUMBER     % OF TOTAL
                               OF        OPTIONS
                           SECURITIES   GRANTED TO EXERCISE              GRANT
                           UNDERLYING   EMPLOYEES  OR BASE               DATE
                            OPTIONS     IN FISCAL   PRICE   EXPIRATION  PRESENT
                           GRANTED(#)    YEAR (%)    ($)       DATE    VALUE ($)
                           ----------   ---------- -------- ---------- ---------
Charles F. White..........    1,000         .07    $15.875   11/07/07  $ 3,180(2)
Richard H. Bogan..........      250         .02      15.75   11/21/07      788(2)
                            100,000(3)     6.76       9.25    7/31/08  310,000(3)
Thomas A. Decker..........      250         .02      15.75   11/21/07      788(2)
                            100,000(3)     6.76       9.25    7/31/08  310,000(3)

--------
(1) All stock options were granted at an exercise price equal to the fair market value of Unisource Common Stock on the date of grant and become exercisable at the rate of 20% per year from the date of grant.
(2) The option grant present value was calculated using Black-Scholes option valuation methodology, based on the following assumptions: (a) options remain outstanding for an average of 5.4 years and become exercisable in accordance with the relevant option vesting period; (b) 5.9% expected risk-free rate of return relative to the exercise price; (c) .24 expected volatility; and (d) 4.18% expected dividend yield.
(3) These options may not be exercised unless the average daily closing price of Unisource Common Stock on the New York Stock Exchange during any twenty consecutive trading day period within five years from the grant date equals or exceeds twenty dollars per share, except that the options may become exercisable prior to such time upon the occurrence of certain change of control events. The option grant present value was calculated using Black-Scholes option valuation methodology, based on the following assumptions: (a) options remain outstanding for an average of 6 years and become exercisable in accordance with the relevant option vesting period;
    (b) 4.26% expected risk-free rate of return relative to the exercise price; (c) .406 expected volatility; and (d) 2.99% expected dividend yield.

OPTION EXERCISES

  The following table shows Unisource stock option exercises during fiscal 1998 and the aggregate year-end value of options for the Named Executive
Officers:

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                               NUMBER OF    NUMBER OF
                                              SECURITIES   SECURITIES     VALUE OF     VALUE OF
                                              UNDERLYING   UNDERLYING   UNEXERCISED   UNEXERCISED
                                              UNEXERCISED  UNEXERCISED  IN-THE-MONEY IN-THE-MONEY
                           SHARES             OPTIONS AT   OPTIONS AT    OPTIONS AT   OPTIONS AT
                          ACQUIRED    VALUE     FY-END       FY-END        FY-END       FY-END
                         ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
     NAME                    (#)       ($)        (#)          (#)         ($)(1)       ($)(1)
     ----                ----------- -------- ----------- ------------- ------------ -------------
Ray B. Mundt............      --     $    --    44,218       161,600      $   --         $ --
Charles F. White........    1,588      16,956   94,709        59,151       53,900          --
Richard H. Bogan........      --          --    10,000       140,250          --           --
Thomas A. Decker........      --          --    10,000       140,250          --           --
Hugh G. Moulton.........   40,584     338,614   80,844        25,292          --           --

--------
(1) Value of options equals fair market value of Unisource Common Stock as of September 30, 1998 ($6.625), less the exercise price, multiplied by the number of shares underlying the stock options.

LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS

  The following table shows the maximum number of shares in long-term incentive compensation awards granted to Named Executive Officers under Unisource's Incentive Compensation Plan during fiscal 1998 and the estimated maximum number of shares which will become payable under such plan at the end of the performance period upon attainment of specified threshold, target and maximum performance levels:

      LONG-TERM INCENTIVE COMPENSATION PLANS--AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE
                                        OR OTHER PERIOD ESTIMATED FUTURE PAYOUTS
                                             UNTIL       (IN NUMBER OF SHARES)
                            NUMBER OF    MATURATION OR  ------------------------
    NAME                     SHARES         PAYOUT      THRESHOLD TARGET MAXIMUM
    ----                    ---------   --------------- --------- ------ -------
Charles F. White...........  25,000(1)  10/1/97-9/30/00    --       --      --
Richard H. Bogan...........  10,000     10/1/97-9/30/00      0    5,000  10,000
Thomas A. Decker...........  10,000     10/1/97-9/30/00      0    5,000  10,000
Hugh G. Moulton............  10,000     10/1/97-9/30/00      0    5,000  10,000

--------
(1) These shares will be canceled upon the termination of Mr. White's employment on December 31, 1998. See note (1) to the Summary Compensation Table.

PENSION PLAN AND SUPPLEMENTAL RETIREMENT PLAN

  The following table shows estimated annual retirement benefits that would be payable to participants under Unisource's Pension Plan and, if applicable, the Supplemental Executive Retirement Plan ("SERP"), upon normal retirement at age 65 under various assumptions as to final average annual compensation and years of credited service and on the assumption that benefits will be paid in the form of a single life annuity. The benefits are not subject to any reduction for Social Security benefits.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

                                               YEARS OF CREDITED SERVICE
                                        ---------------------------------------
      FINAL AVERAGE COMPENSATION           5      10      20      30      35
      --------------------------        ------- ------- ------- ------- -------
$200,000............................... $10,000 $20,000 $40,000 $60,000 $70,000
250,000................................  12,500  25,000  50,000  75,000  87,500
300,000................................  15,000  30,000  60,000  90,000 105,000
400,000................................  20,000  40,000  80,000 120,000 140,000
500,000 or above.......................  25,000  50,000 100,000 150,000 175,000

  Covered compensation under the Pension Plan and SERP of each of the Named Executive Officers includes salary and bonus as set forth in the Summary Compensation Table. The years of credited service as of September 30, 1998 for the Named Executive Officers is as follows: Mr. Mundt--26.7 years; Mr. White--
33.3 years; Mr. Moulton--27.9 years; Mr. Bogan--1.2 years and Mr. Decker--11.7 years, including 10 years of credited service under the SERP in accordance with the terms of his employment.

EMPLOYMENT AND TERMINATION ARRANGEMENTS

  The Named Executive Officers have the following arrangements concerning their employment with the Company and the termination of such employment. In order to benefit from the continued services of Messrs. Mundt and Moulton following their anticipated retirement after the end of fiscal 1999, the Company has entered into agreements with Messrs. Mundt and Moulton under which they will provide consulting services to the Company following their retirement. Mr. Mundt has agreed to provide consulting services for six years, and in consideration of such consulting services, the Company will pay Mr. Mundt the sum of $250,000 per year and provide continued medical coverage under the Company's medical plans. Mr. Moulton has agreed to provide consulting services for five years, and in consideration of such consulting services, the Company will pay him the sum of $50,000 per year and will provide continued medical coverage under the Company's medical plans. In order to induce Messrs. Bogan and Decker to remain with the Company during the implementation of the restructuring plan and the appointment of a new chief executive officer following Mr. Mundt's retirement, the Company has provided them with certain incentives. The terms of these incentives provide for a one-time payment of $600,000 to each of Messrs. Bogan and Decker, the payment of which is contingent upon continued employment with the Company through December 31, 1999. These incentives also provide that upon a termination of employment without cause the Company will continue making payments of salary for twenty-four months at the annual rate of $350,000. In connection with his separation from the Company, Mr. White has entered into an arrangement with the Company, pursuant to which Mr. White will provide consulting services to the Company from December 31, 1998 through December 31, 2001 and pursuant to which Mr. White has agreed to be bound by certain covenants restricting his ability to compete against the Company through January 1, 2001. In consideration of such consulting services and his non-competition covenants, the Company will make certain salary and lump sum payments to him during the period January 1, 1999 through December 31, 2001 in the aggregate amount of $2,000,000. In addition, the Company has agreed to accelerate the vesting of stock options granted to Mr. White prior to January 4, 1999 and to accelerate the vesting of other benefits under certain other

Company plans in which Mr. White participates. The Company also has agreed to continue Mr. White's participation in certain employee benefit plans through December 31, 2001 and has agreed to reimburse Mr. White for his moving expenses and any loss on the resale of his home if he moves prior to December 31, 2000.

DIRECTOR COMPENSATION

  Each independent director is entitled to receive fees of $30,000 per year for service on the Board of Directors and committees, and Committee Chairs also receive $5,000 per committee per year (collectively, "Annual Retainer").

  The Company's Directors' Stock Option Plan (the "Directors' Option Plan") enables directors of Unisource to receive all or a portion of their Annual Retainer in the form of options to purchase Unisource Common Stock at exercise prices equal to 25% to 75% (as determined by the Board) of the fair market value on the date such options are granted. The options are exercisable for twenty years and will not terminate upon the director's termination as a director (except in the case of death), but generally may not be exercised prior to the twelve-month anniversary of the date of grant. An option which is outstanding on the date of a director's death may be exercised by such director's legal representative for a twelve-month period following the date of death.

  In addition to the foregoing, each independent director receives an annual award of 800 shares of restricted stock under the Restricted Stock Plan for Directors and an annual grant of an option to purchase 3,000 shares of Unisource's Common Stock pursuant to the Directors' Option Plan. Such options are granted as of the date of the annual stockholders meeting at exercise prices equal to the fair market value of Unisource stock on such date.

LOAN PROGRAM

The Company adopted a loan program in order to encourage employees designated as "partners" to purchase and retain Unisource Common Stock. Such loans require that the loan be secured by the borrower's pledge of Unisource (or
IKON) Common Stock having a value at the time of the loan of not less than twice the amount of the loan. Such loans are payable upon demand and bear interest at an annual rate of 6%. The loan program was terminated as of September 30, 1998 and all participants under the program have been granted a reasonable period in which to repay their loans. As of September 30, 1998, loans were outstanding to 10 Unisource employees in an aggregate amount of approximately $605,500. From October 1, 1997 to September 30, 1998, the indebtedness under the Company's loan program for the Named Executive Officers who participated in this program and the specified group was as follows:

                                          LARGEST AMOUNT   AMOUNT OUTSTANDING
                                           OUTSTANDING             AT
      NAME OR GROUP                      DURING PERIOD($) SEPTEMBER 30, 1998($)
      -------------                      ---------------- ---------------------
Hugh G. Moulton.........................     $300,000            $   -0-
All Unisource executive officers as a
 group..................................      450,000             67,000

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Unisource's executive compensation program is administered by the Human Resources Committee (the "Committee") of the Board of Directors, which has responsibility for all aspects of the compensation program for the executive officers of Unisource. The Committee is comprised of the four directors listed at the end of this report, none of whom is an employee of Unisource and each of whom qualifies as a disinterested person for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934 and an outside director for purposes of Section 162(m) of the Internal Revenue Code (the "Code").

  The Committee's primary objective is to establish and administer programs which attract and retain key executives, and to align their compensation with Unisource's performance, business strategies and growth in stockholder value. To this end, the Committee has established, and the Board of Directors has endorsed, an executive compensation philosophy which includes the following elements:

  --A "pay-for-performance" orientation under which compensation reflects corporate and individual performance;

  --An emphasis on stock incentives to closely align the interest of executives with the long-term interests of stockholders;

  --An emphasis on total compensation under which base salaries are generally set at or near competitive levels but which motivates and rewards executives with total compensation, including incentive programs, at or above competitive levels if corporate or individual performance is superior;

  --An appropriate balance of short and long-term compensation which facilitates retention of talented executives, rewards long-term strategic planning, and encourages Unisource stock ownership; and

  --Recognition that as an executive's level of responsibility increases, a greater portion of the total compensation opportunity should be based on stock and other performance incentives and less on salary and benefits.

  As a matter of policy, the Committee recommends that its executive compensation plans be structured so that compensation subject to the $1,000,000 deduction limit of Section 162(m) of the Code is minimized.

  The primary components of Unisource's executive compensation program are (a) base salaries; (b) annual cash bonus opportunities; and (c) long-term incentive opportunities. The Committee does not consider the market for determining the compensation of Unisource's executives to be limited to the companies included in the industry performance graph provided below. The companies considered to be comparable to Unisource for compensation purposes include a broad cross-section of companies which are representative of industry generally.

BASE SALARIES

  Base salaries for executive officers are reviewed annually and are subject to adjustment on the basis of individual, corporate, and business unit performance, as well as competitive, inflationary and internal equity considerations. Base salaries are set within a range generally fixed at or near the 50th percentile of predicted executive salaries paid by comparable companies based upon survey data compiled by Unisource's compensation consultant.

ANNUAL BONUS

  Annual bonus payments to executive officers are awarded pursuant to the Unisource Incentive Compensation Plan, and are based on corporate performance compared to the targets established for the year. These annual bonus payments are in amounts equal to a percentage of base salary. They generally have ranged from 0% for threshold, 25-50% for target, and 50-100% for maximum performance. For the Named Executive Officers, the annual bonus potential (as a percentage of base salary) for fiscal 1998 was 0% for threshold, 50% for target and 100% for maximum performance.

  Because of the performance of the Company, no bonuses were paid to the Named Executive Officers in fiscal 1998 other than to Mr. Bogan whose bonus was based on the terms of his employment under which he was entitled to a minimum bonus of 50% of salary paid for fiscal 1998.

  In order to furnish incentives to maximize performance in the second half of the fiscal year while the Company implemented its restructuring plan, the Committee approved a special bonus program for corporate officers (other than the Named Executive Officers) and operating management for the last six months of fiscal

1998. The performance targets for the special six month bonus plan were based upon operating income, cash generation, and asset management during the last half of the fiscal year. The maximum bonus which could be earned was 50% of salary for the full fiscal year. Because of corporate performance from April 1 to September 30, 1998, corporate officers (other than the Named Executive Officers) earned a bonus under this special program of 30% of full year bonus potential.

LONG-TERM INCENTIVE COMPENSATION

LTIP AWARDS

  The long term segment ("LTIP") of Unisource's Incentive Compensation Plan, which is intended to align the long-term interests of Unisource's executives with those of Unisource's stockholders, authorizes the Committee to make awards which motivate and reward growth in stockholder value by granting awards to eligible executives which vest only if certain performance criteria are met. The LTIP awards currently consist of shares of Unisource restricted stock. To the extent that performance targets are achieved, awards vest and the shares of restricted stock are distributed in three equal annual installments following the end of the performance period. To the extent that performance targets are not achieved, the shares are canceled. Participants are entitled to vote the shares and to receive dividends on the shares of restricted stock awarded under the LTIP until such time as they are canceled.

  For executive officers, the LTIP for the period ended September 30, 1998 was based on total stockholder return (stock price appreciation and dividends) compared with the total stockholder return of the Standard & Poor's Mid-Cap 400 Index and a combination of the S&P 500 and S&P Mid-Cap 400 Paper and Forest Products sub-indices. Since threshold performance was not achieved for the plan period ended September 30, 1998, awards previously made for executive officers, including the Named Executive Officers, for such period were canceled.

STOCK OPTIONS

  Stock options are granted under the Company's Stock Option Plan for employees to motivate performance which maximizes stockholder value. Stock options are generally granted for ten-year terms and vest over employment periods of five years. The exercise price of these stock options is the fair market value of Unisource stock on the date of grant.

  In fiscal 1998, as part of their annual compensation, certain executive officers were awarded stock options. Messrs. Bogan (250 shares), Decker (250 shares) and White (1,000 shares) were the only Named Executive Officers to receive such awards. In addition, certain executive officers were also awarded stock options under the Company's Stock Option Plan under a one-time special program designed to retain and motivate such executive officers during the implementation of the Company's restructuring plan. The benefits of such stock options will be realized only if stockholder value is significantly increased. Except upon the occurrence of certain change of control events, these options may not be exercised unless the average daily closing price of the Company's common stock on the New York Stock Exchange during any twenty consecutive trading day period within five years from the grant date equals or exceeds $20 per share. Messrs. Bogan (100,000 shares) and Decker (100,000 shares) were the only Named Executive Officers to participate in this special program.

THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

    Dana G. Mead (Chairman)
    James P. Kelly
    Rogelio G. Sada
    James W. Stratton

                           GENERAL AND OTHER MATTERS

PERFORMANCE OF UNISOURCE COMMON STOCK

  The following graph compares the cumulative total stockholder return of Unisource's common stock with the cumulative total stockholder return of: (i) the Standard & Poor's Mid-Cap 400 Stock Index, and (ii) Standard & Poor's Mid-Cap 400 Paper & Forest Products Group Index. Cumulative total stockholder return is measured by assuming an investment of $100 (with dividends reinvested) made on January 1, 1997, the day preceding the date on which Unisource's common stock began trading as a separate public company on the New York Stock Exchange.

                       UNISOURCE VS. S&P MID CAP 400 VS.
                         PAPER & FOREST PRODUCTS GROUP
                             [Graph Appears Here]

                                                                  Paper & Forest
Date            Unisource               S & P MidCap 400          Products Group
1/1/97          $ 100.00                $ 100.00                  $ 100.00
9/30/97            96.85                  131.16                    126.15
9/30/98            36.31                  122.88                     99.74

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  For the fiscal year ended September 30, 1998, all reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 on behalf of Unisource's directors and officers with respect to initial ownership of, and changes in beneficial ownership of, Unisource's securities, were timely filed, except that Mr. White's purchase of 5,000 shares of Unisource common stock on March 16, 1998 was not reported until Mr. White filed an amended Form 4 on April 16, 1998.

PROXY AND OTHER MATTERS

  The Board of Directors knows of no matter, other than as referred to in this proxy statement, which will be presented at the annual meeting of stockholders. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. In this regard, the attached proxy card confers upon the proxies named therein the power to vote on such matters in accordance with their judgment. The Board of Directors is not aware that any nominee named herein will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other person, if any, as the Board of Directors may recommend.

THE COMPANY'S INDEPENDENT ACCOUNTANTS

  As the independent auditors for Unisource, Ernst & Young LLP audited the financial statements of Unisource for the fiscal year ended September 30, 1998. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the auditors for Unisource for the 1999 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

SOLICITATIONS AND VOTING

  Holders of record of the Company's Common Stock at the close of business on December 1, 1998 are entitled to vote at the meeting. On that date, the Company had 70,227,471 shares of common stock outstanding. Each stockholder has one vote per share on all business of the meeting.

  The election of Class II directors at the meeting shall be determined by a plurality vote, whereas any other matters to properly come before the meeting shall be determined by a majority of the votes present in person or represented at the meeting and entitled to vote. A majority of outstanding common stock will constitute a quorum at the meeting. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers do not have authority to vote on certain items when they have not received instructions from beneficial owners ("broker non-votes"). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions may be specified on all proposals (except for the election of directors) and will be counted as present and counted in the tabulation of votes cast, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The cost of soliciting proxies will be borne by Unisource. In addition to solicitation by mail, employees of Unisource may solicit proxies personally or by telephone. Also, arrangements have been made with ChaseMellon Shareholder Services to solicit proxies, at an expected cost of $5,000 (plus out-of-pocket expenses). Votes at the Annual Meeting will be tabulated by National City Bank, Unisource's transfer agent.

  You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. If you sign and return your proxy, but do not vote on any director nominee or proposal described on the proxy card, your shares will be voted in accordance with the recommendation of the Board of Directors. You may revoke the proxy at any time before it is voted by giving notice to the Secretary of the Company, and if you attend the meeting, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

2000 ANNUAL MEETING

  If a stockholder desires to propose a matter for inclusion in the proxy material for the annual meeting of stockholders to be held in 2000, or to recommend nominees for election of Class III directors at the 2000 annual stockholders meeting, a stockholder must comply with both (i) the Company's By-laws and (ii) the federal securities laws. The Company's By-laws provide that in order to bring matters before the annual meetings of stockholders (including director nominations), stockholders must give notice to the Company containing the information specified in the By-laws not less than 60 nor more than 90 days prior to the anniversary date of the previous years annual meeting (or if the date of the annual meeting is not within 30 days of the anniversary date of the previous years annual meeting, no earlier than 90 days prior to such annual meeting and not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or the tenth day following the day on which public disclosure of the date of the meeting of stockholders was made, whichever first occurs). In order to have a proposal included in the Company's proxy statement and form of proxy in accordance with the federal securities laws, the Secretary of Unisource must also receive any such proposal or recommendation no later than August 10, 1999 at its principal executive offices in Berwyn, Pennsylvania.

  If the 2000 annual meeting of stockholders is held on, or within 30 days before or after, the anniversary of the upcoming Annual Meeting, notice of a stockholder proposal to be submitted outside of the procedures of Rule 14a-8 of the federal proxy rules, to be timely, must be received not less than 60 nor more than 90 days prior to the anniversary date of the upcoming Annual Meeting (or if the date of the Annual Meeting is not on or within 30 days of such anniversary date, then such notice must have been received within a reasonable time prior to the date on which the Company mails its proxy materials for the 2000 annual meeting of stockholders).

ANNUAL REPORT ON FORM 10-K

  Upon the written request of any stockholder entitled to vote at the upcoming Annual Meeting, the Company will furnish to such stockholder, without charge, a copy of the Company's annual report on Form 10-K for the fiscal year ended September 30, 1998. Such requests should be directed to JoAnn P. Huston, Director, Investor Relations, Unisource Worldwide, Inc., P.O. Box 3000, Berwyn, PA 19312.

                                                    Thomas A. Decker
                                                 Senior Vice President,
                                              General Counsel and Secretary

December 8, 1998

                       PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                   Carefully fold & detach along perforation
--------------------------------------------------------------------------------


                         PROXY/VOTING INSTRUCTION CARD
                           UNISOURCE WORLDWIDE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Hugh G. Moulton and Thomas A. Decker, or either of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of Unisource Worldwide, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on January 27, 1999, and any adjournments or postponements thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all other proxies heretofore given. Except for certain employee shares described below, shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot. IF YOU RETURN A PROXY AND FAIL TO SPECIFY A CHOICE ON ANY MATTER, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

     For employees of Unisource Worldwide, Inc., this proxy also provides voting instructions for shares held for the account of the undersigned in the Unisource Worldwide, Inc. Retirement Savings Plan. The trustees for the Plan will vote these shares as directed provided you sign and return a proxy containing your voting instructions by January 20, 1999. IF NO VOTING INSTRUCTIONS ARE RECEIVED, THE TRUSTEES OF THE PLAN MAY VOTE YOUR SHARES IN THEIR DISCRETION (IN THE ABSENCE OF VOTING INSTRUCTIONS, THE TRUSTEES WILL GENERALLY VOTE YOUR SHARES IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS).

                                    (continued, and to be signed, on other side)

                                 ADMISSION PASS

                           UNISOURCE WORLDWIDE, INC.
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                          WEDNESDAY, JANUARY 27, 1999
                                10:00 A.M. (EST)

                               1100 CASSATT ROAD
                           BERWYN, PENNSYLVANIA 19312




                       PROMPTLY COMPLETE AND RETURN THE
                      PROXY/VOTING INSTRUCTION FORM BELOW
                           IN THE ENVELOPE PROVIDED

                  Carefully fold & detach along perforation

--------------------------------------------------------------------------------

                         (continued from other side)

1. Election of Directors (Mark only one)

     [_] Vote FOR all nominees listed below           [_] Vote WITHHELD from all
         and recommended by the Board of Directors        nominees
         (except as directed to the contrary below)

         Gary L. Countryman, Paul J. Darling, II, Dana G. Mead

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

                -------------------------------------------

2. In the proxies' discretion for such other matters as may properly come before the meeting.

                       ---
                       |

  PLEASE SIGN, DATE,
  DETACH AND RETURN
  THIS PROXY, USING THE
  ENCLOSED POSTAGE
  PREPAID REPLY ENVELOPE.

                          Dated ___________  SIGN HERE ___________________
                          When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.